EXHIBIT 99.1

For immediate release.	Contact:	Michael Martens
913-307-1070

Mediware Delivers a Strong First Quarter

Performance includes double digit increases in both earnings and revenue; conference call scheduled today at 10:00 a.m. EDT, 9:00 a.m. CST

LENEXA, KS Nov. 2, 2011 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions, today reported total revenue of $15.5 million for the first quarter of the 2012 fiscal year, which ended September 30, 2011. This represents a 24 percent increase from the $12.5 million reported in the comparable quarter in fiscal 2011. Quarterly fully diluted earnings per share rose to $0.18, a 38 percent increase over the $0.13 per share reported in the same period in fiscal 2011.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “Solid contributions from multiple product lines combined to deliver another great quarter for Mediware. Our results include significant new contracts in the U.S. and abroad, as well as continuing progress on large existing relationships such as the U.S. Department of Defense. In short, I am very pleased with our progress and results.”

Among the quarter’s highlights:
•	Operating income increased to $2.2 million, compared to $1.7 million in the same period last year.
•	Earnings per share for the quarter increased to $0.18 cents, from $0.13 cents the previous year.
•	Cash increased to $34.8 million, compared to $30.0 million as of June 30, 2011.
•	Expansion of Mediware blood transfusion system in a 27 hospital network.
•	Adoption of Mediware performance management software in two prestigious blood centers
•	Addition of an enterprise pharmacy management contract for hospitals in Northern Ireland.

“We are experiencing increased interest and momentum for our blood management products that I believe are connected to stimulus-driven spending in the hospitals; changing market conditions in the blood centers; and our continued deployments for the U.S. Department of Defense,” said Mr. Mann. “I believe these conditions, combined with activities in our Alternate Care Solutions and UK-based pharmacy businesses, create good opportunities for the remainder of the 2012 fiscal year.”

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) today to present the results.  There will be a question-and-answer session directly following the presentation.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 18608073.

A replay of the call will be available after the call’s completion for 5 days at 855-859-2056 (direct dial 404-537-3406). The conference ID required for accessing the playback is 18608073.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

-More-

First Quarter Fiscal 2012 Operating Statement Highlights (in thousands, except earnings per share data) (unaudited):

Three Months Ended September 30,
	2011	2010

System Sales	$ 4,390	$ 2,891
Services	$ 11,063	$ 9,639
Total Revenue	$ 15,453	$ 12,530
Expenses	$ 13,206	$ 10,806
Operating Income	$ 2,247	$ 1,724
Net Income	$ 1,493	$ 1,052
Earnings Per Share - Diluted	$ 0.18	$ 0.13

Condensed Balance Sheet Highlights (in thousands) (unaudited):

As of September 30,
	2011	2010

Cash and Cash Equivalents	$ 34,801	$ 23,828
Working Capital	$ 27,133	$ 20,319
Stockholders’ Equity	$ 56,600	$ 48,208

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities and specialty pharmacy providers; business and clinical management software for home health companies such as home infusion and home medical equipment providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website